Exhibit 99.1

SOCKET MOBILE REPORTS FIRST QUARTER 2010 RESULTS

NEWARK, Calif., - April 27, 2010 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity solutions, today reported financial results for the first quarter ended March 31, 2010.

Revenue for the first quarter of 2010 was $3.8 million, compared to revenue of $4.8 million for the same quarter a year ago and up 5 percent sequentially from revenue of $3.6 million in the immediately preceding quarter. Net loss for the first quarter of 2010 was $1,039,000, or a loss of $0.27 per share, compared to a net loss of $712,000, or a loss of $0.22 per share, in the first quarter of 2009. The portion of the net loss attributable to stock option expensing in the first quarter of 2010 was $165,000, or $0.04 per share, compared to $153,000, or $0.05 per share, in the first quarter of 2009.

Operating expenses for the first quarter of 2010 were $2.6 million, a decrease of 9 percent compared to operating expenses of $2.9 million for the same quarter a year ago.

Cash and cash equivalents were $1,982,000 at March 31, 2010, up from $1,940,000 at December 31, 2009.

Kevin Mills, president and chief executive officer, commented, "The sequential improvement in our first quarter revenue primarily reflects increasing sales of our plug-in and cordless bar code scanning products, which grew from $1.13 million to $1.45 million and represented 38 percent of first quarter revenue. In addition, sales of our handheld computers totaled $1.5 million and represented 39 percent of first quarter revenue. Sales of our recently transitioned OEM products declined $0.1 million to $0.5 million or 14 percent of revenue for the quarter. While the general pace of business purchasing remains slow, we are seeing a slight uptick in strategic investment by businesses for deployment and expansion of systems for their mobile workers during a period of economic slowdown.

"We continue to experience increases in activity in our sales pipeline. Most recently, we announced a new OEM agreement with our partner Epocal, which sells our handheld computers and bar code scanners as part of their mobile blood analysis system. We have also recently introduced additional new and enhanced products, including our model 7X 2D cordless bar code scanner that is compatible with the new Apple iPad, and new mobile applications offered by solution partners including the asset management system recently announced by 3M. We continue to carefully manage expenses and maintained our cash balance at quarter end despite a first quarter net loss. Our priorities are to convert opportunities in our growing sales pipeline into revenue growth while maintaining a tight control on costs in order to achieve profitable operating results," Mills concluded.

Conference Call

Management of Socket will hold a conference call and web cast today at 2 P.M. PDT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 347533#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

With more than 15 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and the Socket logo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. ©2010, Socket Mobile, Inc. All rights reserved.

Socket Media Contact:	Socket Investor Contact:	Investor Relations Contact:
Krista Rogers	David Dunlap	Todd Kehrli / Jim Byers
Marketing Communications Specialist	Chief Financial Officer	MKR Group, Inc.
(510) 933-3055	(510) 933-3035	(323) 468-2300
krista@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

--Financial tables to follow--

Socket Mobile, Inc. Condensed Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts and percentages)
	Three months ended March 31,
	2010	2009
Revenue	$ 3,807	$ 4,772
Cost of revenue	2,202	2,547
Gross profit	1,605	2,225
Gross profit percent	42%	47%
Research & development	681	776
Sales & marketing	1,239	1,414
General & administrative	661	642
Amortization of intangibles	15	32
Total operating expenses	2,596	2,864
Interest (income) expense, net	48	65
Deferred income tax expense	--	8
Net (loss)	(1,039)	(712)
Net (loss) per share: Basic and diluted	$ (0.27)	$ (0.22)
Weighted average shares outstanding: Basic and diluted	3,789	3,230

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	March 31, 2010 (Unaudited)	December 31, 2009*
Cash	$ 1,982	$ 1,940
Accounts receivable	2,920	1,660
Inventories	1,617	2,044
Other current assets	541	415
Property and equipment, net	710	787
Goodwill	4,427	4,427
Intangible technology	255	270
Other assets	186	200
Total assets	$ 12,638	$ 11,743

Accounts payable and accrued liabilities	$ 4,957	$ 3,709
Bank line of credit	1,467	1,002
Deferred income on shipments to distributors	909	918
Deferred service revenue	652	587
Other liabilities	131	139
Common stock	56,367	56,194
Accumulated deficit	(51,845)	(50,806)
Total liabilities and equity	$ 12,638	$ 11,743
*Derived from audited financial statements.

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